EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

     EXECUTIVE EMPLOYMENT AGREEMENT dated March 14, 2005, between EAGLEPICHER INCORPORATED (the “Company”) and ALBERT IEDEMA (the “Executive”).

     WHEREAS, it is the intention of the parties that Executive will be employed as the President and Chief Executive Officer of the Company during a period of transition; and

     WHEREAS, it is the intention of the parties that during the transition the Company will evaluate possible divestitures of business units or other assets in order to reduce debt, as well as various other financing alternatives.

     NOW THEREFORE, the Company intends to employee the Executive in accordance with the following terms and conditions:

     1. EMPLOYMENT AND DUTIES. The Company hereby employs the Executive, and the Executive accepts employment, effective as of March 14, 2005, as President and Chief Executive Officer of the Company and of Eagle-Picher Holdings, Inc. during the period of transition, to perform such duties consistent with his position as may be assigned to him by the Board of Directors of the Company (the “Board”). The Executive shall report directly to the Board of Directors of the Company. The Executive shall devote substantially all of his time during normal business hours to the business and affairs of the Company. The Executive shall not, during his employment pursuant to the Agreement, engage in any other business activity or occupation for gain, profit or other pecuniary advantage without the prior consent of the Board; provided, however, that such a prohibition shall not prohibit the Executive from investing or trading for his own benefit in stocks, bonds, securities or other forms of investment.

     2. TERM OF AGREEMENT. This Agreement shall be for a term of one (1) year.

     3. COMPENSATION; EXPENSES; BENEFITS.

               3(a) BASE SALARY. As compensation for his services hereunder in whatever capacity rendered for the Company, the Company shall pay to the Executive a base salary, payable in equal installments twice a month at such times as is customary with respect to the Company’s executives, at a rate of $700,000 per year (“Base Salary”). The Executive will not be entitled to any additional compensation for any further positions held with the Company.

               3(b) EXECUTIVE INCENTIVE BONUS. The Executive shall be entitled to a bonus based on his achievement of objectives mutually agreed upon by the Board and the Executive. Said objectives shall be quantified and reduced to writing by the Executive no later than one (1) month after the effective date of this Agreement and submitted to the Board for approval. Any bonus earned hereunder shall not be paid until approval by the Board of the Company’s audited financial statements for the fiscal year to which the bonus relates. The parties agree that the Executive’s target bonus shall be eighty percent (80%) of his base salary.

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               3(c) SPECIAL BONUS. The Executive shall be entitled to one special bonus, that will be determined by the Board, in the target amount of up to One Million Two Hundred Thousand Fifty Thousand Dollars ($1,250,000.00) based on his efforts in bringing the Company into compliance with the terms of its senior secured debt, and a second special bonus, that will be determined by the Board, in the target amount of up to One Million Two Hundred Thousand Fifty Dollars ($1,250,000.00) based on his efforts in reducing the Company’s debt.

               3(d) LONG TERM BONUS PROGRAM. The Executive shall not be entitled to participate in any Long Term Bonus Program which is approved by the Board for executives of the Company.

               3(e) EMPLOYEE BENEFIT PLANS. The Executive shall be eligible to receive the value of all pension, hospitalization, medical, and life insurance programs and/or other retirement, welfare and fringe benefit plans, programs or arrangements (excluding the Company’s long-term disability program for which the Executive shall receive coverage) in effect for executives of the Company (the “Employee Benefit Plans”) in lieu of his participation in said Employee Benefit Plans. Executive shall waive participation in all such plans in a form of waiver as required by the Company. The Company shall provide the Executive with a list of said plans, along with the annual cash value of each within thirty (30) days of the execution of this Agreement. Executive shall be paid the cash value in equal monthly installments.

               3(f) AUTOMOBILE. The Company shall provide to the Executive the use of a reasonably priced automobile for which the Company shall pay the cost of insurance, taxes, maintenance and business related operating expenses upon presentation by the Executive of documentation supporting such expenses, plus an additional amount necessary to pay all federal, state, local and payroll taxes on all payments related to said automobile.

               3(g) BUSINESS EXPENSES. The Executive shall be entitled to reimbursement for his ordinary and necessary business expenses incurred in the performance of his duties hereunder including International-type Business Class travel for all flights of three (3) hours or more (including travel to Europe), reimbursement for hotel costs (or housing costs if no hotel is used), and for reasonable upgrade charges and business related entertainment expenses, provided that his claims are documented in accordance with the Company’s usual rules and regulations, and are reviewed quarterly by the Board and reimbursement approved by the Chairman of the Board.

               3(h) VACATION. The Executive shall be entitled to four (4) weeks vacation during the term of this Agreement.

               3(i) RELOCATION COSTS. The Executive shall be entitled to reimbursement of reasonable expenses for his relocation back to The Netherlands upon the termination of this Agreement.

     4. TERMINATION OF EMPLOYMENT. Notwithstanding any other provision of this Agreement, the Executive’s employment may be terminated as follows:

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               4(a) CAUSE. Cause means any of the following: (i) the Executive engages in an act or acts of dishonesty or engages in misconduct that constitutes a felony; or (ii) the Executive’s material breach of his duties under this Agreement which breach is not cured by the Executive after receipt of written notice of such breach from the Board to the Executive. The Company shall give the Executive written notice of its decision to terminate the Executive pursuant to this Paragraph. In the event the Executive is terminated for Cause pursuant to this Paragraph, the Company’s obligations to pay Compensation, Expenses, or Benefits set forth in Paragraph 3 of this Agreement shall cease on the date of termination, except for unpaid base salary and the unpaid cash value of the Employee Benefit Plans for the period prior to the termination, less any amounts owed by Executive to the Company. In such event, the Executive shall not be entitled to any bonus of any type.

               4(b) BY COMPANY WITHOUT CAUSE. By the Company, other than pursuant Paragraphs 4(a), 4(e) or 4(f), in which event the Executive’s employment hereunder shall be deemed terminated, the Executive shall be entitled to payments in accordance with the terms and conditions set forth in Appendix A to this Agreement.

               4(c) BY EXECUTIVE WITH GOOD REASON. By the Executive, upon the occurrence of any of the following events:

               4(c)(1) Removal of the Executive from the positions referred to in Paragraph 1.

               4(c)(2) Failure of the Company to maintain a commercially reasonable level of D&O insurance.

In the event that Executive terminates his employment pursuant to Paragraph 4(c)(1) or (2), Executive shall be entitled to payments in accordance with the terms and conditions set forth in Appendix A to this Agreement.

               4(d) BY EXECUTIVE WITHOUT GOOD REASON. By the Executive, at any time and for any reason, in which event the Executive’s employment hereunder shall be deemed terminated, the Company’s obligations to pay Compensation, Expenses, or Benefits described in Paragraph 3 of this Agreement shall cease on the date of such termination, except for unpaid and earned salary and unpaid cash value of Employee Benefits Plans for the period prior to the termination. In such event, the Executive shall not be entitled to any bonus of any type.

               4(e) DISABILITY. In case of the Executive’s disability, which for this purpose shall mean that, as a result of illness or injury, the Executive is unable substantially to perform his duties hereunder, the Company may terminate the Executive’s employment hereunder by giving him at least thirty (30) days’ notice of termination. During the period of his disability, Executive shall receive his Base Salary and a pro rata share of his bonuses, as determined in the discretion of the Board. The Executive agrees that in the event of any dispute under this Paragraph, he will submit to a physical examination by a licensed physician selected by the Company. If the Company terminates the Executive’s employment pursuant to the foregoing, the Executive will be

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eligible to receive payments under the Company’s long-term disability policy, subject to the terms of said Plan.

               4(f) DEATH. Upon the death of the Executive, the Company shall continue to make payments under Paragraphs 3(a) (“Base Salary”) for three (3) months from the date of death. In addition, Executive’s estate shall be entitled to receive a pro rata share of Executive’s bonuses, as determined in the discretion of the Board.

     5. INDEMNIFICATION. The Company will indemnify the Executive (and his estate) to the fullest extent permitted by the laws of the State of Ohio that are in effect at the time of the subject act or omission, or the Amended and Restated Articles of Incorporation and Regulations of the Company, as in effect at such time or on the effective date of this Agreement, whichever affords or afforded greater protection to the Executive (including payment of expenses in advance of final disposition of a proceeding). Furthermore, the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been a director, officer or employee of the Company or his serving or having served any other enterprise as a director, officer or employee at the request of the Company.

     6. SURVIVAL OF OBLIGATIONS. The obligations under Paragraphs 5 (Indemnification) shall survive the termination of this Agreement for any reason, whether such termination is by the Company, by the Executive, upon the expiration of this Agreement or otherwise.

     7. SEVERABILITY. In case any one or more of the provisions or part of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall be deemed not to affect any other jurisdiction or any other provision or part of a provision of this Agreement, but this Agreement shall be reformed and construed in such jurisdiction as if such provision or part of a provision held to be invalid or illegal or unenforceable had never been contained herein and such provision or part reformed so that it would be valid, legal and enforceable in such jurisdiction to the maximum extent possible.

     8. ENTIRE AGREEMENT; AMENDMENT. This Agreement contains the entire agreement between the Company and the Executive with respect to the subject matter hereof and supersedes all prior written agreements. This Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by or on behalf of the party against whom any amendment, waiver, change, modification or discharge is sought.

     9. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, first class as follows:

(a) TO THE COMPANY:	(b) TO THE EXECUTIVE:

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David G. Krall	Eikenlaan 2
EaglePicher Incorporated	2245 BD Wassenaar
8260 Northcreek Drive	The Netherlands
Suite 100
Cincinnati, OH 45236

and/or to such other persons and addresses as either party shall have specified in writing to the other.

     10. CONFIDENTIALITY. The Executive agrees that he will not, following his termination of employment, for any reason whatsoever; use, disclose, furnish or make accessible, directly or indirectly, in any manner or for any purpose unauthorized by the Company, any trade secrets, confidential or proprietary information or any information, documents or materials owned, developed or possessed by the Company, whether in tangible or intangible form, pertaining to the business of the Company, including, without limitation, identities of clients and prospective clients, identities of individual contacts at business entitles which are clients or prospective clients, and business relationships provided, that this Paragraph 10 shall not apply to information generally known to the public.

     11. GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Ohio.

     12. WAIVER AND FURTHER AGREEMENT. Any waiver of any breach of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

     13. MISCELLANEOUS; TAXES.

               13(a) The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement, except that the “WHEREAS” clauses set forth above are expressly incorporated in and form part of the terms of this Agreement.

               13(b) Notwithstanding anything herein to the contrary, except as otherwise specifically provided in Appendix B to this Agreement, the Executive shall be liable for paying all taxes of any kind imposed on him with respect to the amounts and benefits payable to him hereunder.

               13(c) This Agreement is the entire agreement of the parties, and supersedes any other agreements or understandings, written or oral, with respect to its subject matter.

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EAGLEPICHER INCORPORATED

By

ALBERT IEDEMA		PIERRE J. EVERAERT
Member of the Board of Directors &
Chairman of the Audit Committee.

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APPENDIX A

A. In the event Executive is terminated by the Company Without Cause or by the Executive with Good Reason, Executive shall be entitled to receive the following, provided he signs a Separation Agreement and Release in a form acceptable to the Company:

     (1) The balance of his Base Salary for the term of the Agreement, plus his Executive Incentive Bonus for the year of his termination, paid at the discretion of the Board, but in no event less than his target rate; and

     (2) The Special Bonuses set forth in Paragraph 3(c) in an amount determined in the discretion of the Board based upon the accomplishments of the Executive as measured against the established targets for each of said Bonuses.

APPENDIX B
EXCISE TAX GROSS UP

A. In the event any payment that is either received by the Executive or paid by the Company on his behalf or any property or any other benefit provided to him under this Agreement or under any other plan, arrangement or agreement with the Company or any member of the Company’s affiliated group (as defined in Section 280G(d)(5) of the Internal Revenue Code (the “Code”))(collectively the “Company Payments”), will be subject to the tax (the “Excise Tax”) imposed by Code Section 4999 or any substantially similar tax that may hereafter be imposed by any taxing authority, the Company shall pay to the Executive an additional amount (the “Gross-up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Company Payments and any federal, state, and local income and payroll taxes upon the Gross-up Payment provided for by this Paragraph before deduction for any federal, state, and local income and payroll taxes on the Company Payments, shall be equal to the Company Payments. In no event shall the Company have any obligation to make any other payment to the Executive with respect to any federal, state or local income, payroll or other tax with respect to the Company Payments.

B. The determination of whether any of the Company Payments and the Gross-up Payment (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax will be made by the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants or the Company, provided that such counsel advised the Company with regard to tax matters prior to any such change in ownership (the “Accountants”). The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Code Section 280G. Any determination by the Accountants shall be binding upon the Company and the Executive. Any Gross-Up Payment will be paid to the Executive within ten (10) business days of the Accountant’s determination of the amount of such payment. If the Internal Revenue Service makes a claim that would require the payment of Excise Tax in an amount greater than that calculated by the Accountants, the provisions of Paragraph E shall control the determination of the amount of the Excise Tax.

C. For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to the Executive in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation applicable to the Executive in the state and locality of the Executive’s residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained by the Executive from deduction of such state and local taxes if paid in such year.

D. In the event that the Excise Tax ultimately paid by the Executive, taking into account any refund amount, is less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Executive shall repay to the Company, at the time that the Excise Tax is paid or the refund is received, as applicable, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by the

Executive if such repayment results in a reduction in Excise Tax or federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Code Section 1274(b)(2)(B).

E. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment of any Excise Tax in excess of the amount determined under Paragraph B. Such notification shall be given as soon as practicable but no later than five business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim before the expiration of the 30-day period following the date on which it gave such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing before the expiration of such period that it desires to contest such claim, the Executive shall:

     (1) give the Company any information reasonably requested by the Company relating to such claim,

     (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

     (3) cooperate with the Company in good faith to contest such claim, and

     (4) permit the Company to participate in any proceedings relating to such claim.

     The Company shall bear and pay directly all costs and expenses (including additional interest, deemed interest with respect to interest-free advances and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Appendix B, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine. If the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.